Exhibit 99.1

NV5 REVENUE UP 69% AND NET INCOME UP 85% TO RECORD

LEVELS IN THIRD QUARTER 2014

- Raises 2014 Revenue Guidance to $102 Million - $108 Million and Diluted EPS Guidance to

$0.84 - $0.94 -

- 12-Month Backlog Increased 34% to $80.7 Million -

Hollywood, FL – November 13, 2014 – NV5 Holdings, Inc. (the “Company”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today reported financial results for the third quarter and nine months ended September 30, 2014.

Third Quarter 2014 Financial Highlights

●	Gross revenues for the quarter increased 69% to $31.4 million
●	Net income for the quarter increased 85% to $1.7 million
●	Diluted EPS for the quarter increased 35% to $0.31
●	Backlog of $80.7 million as of September 30, 2014 increased 34% from $60.2 million as of December 31, 2013

Third Quarter 2014 Achievements and Recent Highlights

●	Acquired Owner’s Representative Services, Inc., a program management firm specializing in healthcare facilities construction projects
●

Awarded several large-scale contracts and contract extensions, including the San Diego County Water Authority, the City of Bakersfield Beltway Operational Improvement Project, the Fort Lauderdale-Hollywood International Airport Runway Expansion and the University of Kansas Hospital

●	Acquired program management consultants Zollinger Buric, Inc. and Buric Global, LLC to expand Midwest presence and add business information modeling expertise

“I am very pleased with our third quarter results. We again generated double-digit revenue and net income growth, while also increasing our backlog by 34%,” said Dickerson Wright, Chairman and CEO of NV5 Holdings. “Our company has produced uninterrupted revenue and net income growth every quarter since inception. This is the result of our focus on successful business development, performance optimization, and strategic acquisitions that introduce us to new markets and opportunities.

“As we enter into 2015, our acquisition pipeline remains robust, and our current balance sheet positions us to capitalize on these accretive opportunities.”

Gross revenue for the third quarter of 2014 was a record at $31.4 million, a 69% increase from the third quarter of 2013. Excluding revenues from acquisitions closed during 2014, revenues increased approximately 16% for the third quarter of 2014. Net revenue1 for the third quarter of 2014 was $24.2 million, an increase of 67% from the third quarter of 2013.

Income from operations for the third quarter of 2014 was $2.8 million, an increase of 143% from the third quarter of last year.

Net income for the third quarter was $1.7 million, or $0.31 per diluted share, up 85% from net income of $0.9 million, or $0.23 per diluted share in the third quarter of 2013. Diluted earnings per share reflects weighted-average shares outstanding of 5,624,702 for the third quarter of 2014, compared to weighted-average shares outstanding of only 4,133,281 for the third quarter of 2013. Net income and diluted earnings per share for the third quarter of 2014 also includes a higher effective income tax rate of 37.3%, compared with an effective income tax rate of 18.5% for the third quarter of 2013. The tax rate for the third quarter 2013 reflects certain tax credits of approximately $128,000 which are not currently enacted for 2014. Excluding these tax credits, the Company’s net income and diluted earnings per share for the three months ended September 30, 2014 would have increased approximately 115% and $0.12 per diluted share, respectively, compared to the third quarter of 2013.

At September 30, 2014, the Company reported backlog of approximately $80.7 million, compared with $60.2 million at December 31, 2013, an increase of 34%.

First Nine Months 2014 Financial Highlights

●	Gross revenues increased 55% to $79.6 million
●	Net income increased 57% to $3.5 million
●	Diluted EPS was $0.63

Gross revenue for the nine months ended September 30, 2014 was a record $79.6 million, a 55% increase from the nine months ended September 30, 2013. Excluding revenues from acquisitions closed during 2014, revenues increased approximately 18% for the nine months ended September 30, 2014. Net revenue1 for the first nine months of 2014 was $61.0 million, an increase of 49% from the first nine months of 2013.

Income from operations for the nine months ended September 30, 2014 was $5.7 million, an increase of 85% from the nine months ended September 30, 2013.

Net income for the nine months ended September 30, 2014 was $3.5 million, or $0.63 per diluted share, up 57% from net income of $2.2 million, or $0.63 per diluted share in the first nine months of 2013. Diluted earnings per share for the nine months ended September 30, 2014 reflects weighted-average shares outstanding of 5,543,599, compared with weighted-average shares outstanding of only 3,534,333 for the nine months ended September 30, 2013. Net income and diluted earnings per share for the nine months ended September 30, 2014 reflects a higher effective income tax rate of 37.0%, compared with an effective income tax rate of 24.4% for the nine months ended September 30, 2013. The tax rate for 2013 reflects certain tax credits of approximately $258,000, which are not currently enacted for 2014. Excluding these tax credits, the Company’s net income and diluted earnings per share for the nine months ended September 30, 2014 would have increased approximately 77% and $0.07 per diluted share, respectively, compared to the nine months ended September 30, 2013.

2014 Outlook

The Company is again raising its guidance for 2014 full-year gross revenues and diluted earnings per share. The Company now expects full-year 2014 gross revenues, including acquisitions closed during the first nine months of 2014, to be between $102 million and $108 million, representing an increase of approximately 49% to 58% over full-year 2013 gross revenues of $68.2 million.

The Company further expects that full-year 2014 diluted earnings per share will range between $0.84 per share and $0.94 per share, representing an increase of 20% to 34% over diluted earnings per share of $0.70 for the full-year 2013. This guidance for gross revenues and earnings per share excludes anticipated acquisitions for the remainder of 2014.

Conference Call

NV5 management will host a conference call at 4:30 p.m. Eastern time today to discuss the third quarter 2014 results.

Date:	Thursday, November 13, 2014
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	+1 877-407-3982
International dial-in number:	+ 1 201-493-6780
Conference ID:	3593919
Webcast:	http://ir.nv5.com

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website, www.NV5.com.

A replay of the conference call will be available approximately one hour following the conclusion of the call through November 20, 2014.

Toll-free replay number:	+1 877-870-5176
International replay number:	+1 858-384-5517
Replay PIN number:	13593919

1NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to net revenues is provided at the end of this news release.

About NV5

NV5 Holdings, Inc. (Nasdaq: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 28 offices in California, Colorado, Utah, Florida, Pennsylvania, Ohio and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on , LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, among others, statements with respect to our strategy of accretive acquisitions taking us into new markets and opportunities, our ability to generate organic growth and drive process optimization, our acquisition opportunities, our ability to expand our backlog and our guidance relating to gross revenues and earnings per share. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; (e) our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into the Company’s business; (f) backlog cancellations and adjustments; and (g) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Michael P. Rama – Chief Financial Officer

Tel: +1-954-495-2116

ir@nv5.com

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,715	$13,868
Accounts receivable, net of allowance for doubtful accounts of $1,155 and $1,320 as of September 30, 2014 and December 31, 2013, respectively	28,363	16,722
Prepaid expenses and other current assets	988	509
Deferred income tax assets	839	1,004
Total current assets	35,905	32,103
Property and equipment, net	1,659	1,310
Intangible assets, net	5,317	2,993
Goodwill	10,755	7,106
Cash surrender value of officers’ life insurance	522	521
Other assets	203	118
Deferred income tax assets	724	724
Total Assets	$55,085	$44,875

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,263	$3,780
Accrued liabilities	6,726	4,189
Income taxes payable	507	765
Billings in excess of costs and estimated earnings on uncompleted contracts	323	401
Client deposits	88	111
Current portion of contingent consideration	643	333
Current portion of stock repurchase obligation	474	687
Current portion of notes payable	3,058	1,725
Total current liabilities	17,082	11,991
Contingent consideration, less current portion	321	638
Stock repurchase obligation, less current portion	594	935
Notes payable, less current portion	3,291	2,502
Total liabilities	21,288	16,066

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 5,730,332 and 5,504,236 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	57	55
Additional paid-in capital	25,218	23,717
Retained earnings	8,522	5,037
Total stockholders’ equity	33,797	28,809
Total liabilities and stockholders’ equity	$55,085	$44,875

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Gross revenues	$31,420	$18,588	$79,642	$51,317

Direct costs (excluding depreciation and amortization):
Salaries and wages	11,458	5,315	26,970	14,747
Sub-consultant services	4,128	3,535	11,138	9,010
Other direct costs	3,116	598	7,517	1,508
Total direct costs	18,702	9,448	45,625	25,265

Gross Profit	12,718	9,140	34,017	26,052

Operating Expenses:
Salaries and wages, payroll taxes and benefits	6,349	5,024	17,672	14,772
General and administrative	2,283	1,698	6,761	4,540
Facilities and facilities related	715	847	2,394	2,510
Depreciation and amortization	532	403	1,442	1,126
Total operating expenses	9,879	7,972	28,269	22,948

Income from operations	2,839	1,168	5,748	3,104

Other expense:
Interest expense	(90)	(26)	(219)	(162)
Total other expense	(90)	(26)	(219)	(162)

Income before income tax expense	2,749	1,142	5,529	2,942
Income tax expense	(1,026)	(211)	(2,044)	(718)
Net income and comprehensive income	$1,723	$931	$3,485	$2,224

Earnings per share:
Basic	$0.34	$0.25	$0.69	$0.68
Diluted	$0.31	$0.23	$0.63	$0.63

Weighted average common shares outstanding:
Basic	5,129,161	3,795,754	5,086,711	3,259,104
Diluted	5,624,702	4,133,281	5,543,599	3,534,333

NV5 HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Gross revenues	$31,420	$18,588	$79,642	$51,317

Less: Sub-consultant services	4,128	3,535	11,138	9,010
Other direct costs	3,116	598	7,517	1,508

Net revenues	24,176	14,455	60,987	40,799

NV5’s gross revenues include sub-consultant costs and other direct costs which are generally pass-through costs and, therefore, the Company believes that net revenues, which is a non-GAAP financial measure commonly used in our industry, provides a meaningful perspective on its business results.